Exhibit 99.1

Press Release
April 1, 2024	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Leadership Appointments

FORT WAYNE, INDIANA, April 1, 2024 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced leadership appointments for James Anderson and Chad Bickford.

“I am excited and pleased to recognize Jim and Chad for their outstanding leadership and positive impact within our company,” said Mark D. Millett, Chairman and Chief Executive Officer. “Their passion and spirit of excellence reflect the foundational principles of Steel Dynamics. They embody our culture of safety, performance, and innovation — always placing our people at the fore. Jim’s commercial and operational guidance will benefit our Long Products Steel Group, as we work with our steel fabrication teams and continue to develop customer-centric supply chain solutions. Additionally, the Steel Fabrication Group will benefit from Chad’s detailed steel fabrication operational experience, coupled with his recent leadership positions within our steel operations.

James Anderson, Senior Vice President Long Products Steel Group

James Anderson will assume responsibility and oversight for the company’s Long Products Steel Group, effective May 1, 2024. These operations are primarily comprised of the company’s four EAF long product steel mills and several smaller facilities, representing almost five million tons of annual steel shipping capability. Mr. Anderson will continue to report to Barry Schneider, President and Chief Operating Officer. Mr. Anderson successfully led and grew the company’s Steel Fabrication business as New Millennium Building Systems’ President since 2019 and as its Chief Operating Officer from 2015 to 2019. Prior to that, Mr. Anderson was the General Manager of the company’s three flat rolled steel galvanizing lines located in Pittsburgh, Pennsylvania, which Steel Dynamics acquired in 2007, at which time Mr. Anderson served as its Managing Partner. Mr. Anderson earned a bachelor’s degree in metallurgical engineering from Grove City College and a MBA from the University of Pittsburgh.

Chad Bickford, Vice President Steel Fabrication Group

Upon Mr. Anderson’s change in position, Chad Bickford will assume responsibility and oversight for the company’s Steel Fabrication Group, New Millennium Building Systems, comprised of seven steel joist and deck manufacturing facilities located throughout the U.S. and Mexico. Mr. Bickford will also report to Barry Schneider, as a Vice President of Steel Dynamics for the Steel Fabrication Group. Since February 2023, Mr. Bickford was responsible for the company’s Butler Flat Roll Steel Division, and from 2021 to 2023, he was responsible for the company’s Engineered Bar Products Steel Division, as the General Manager of each location. Prior to joining the company’s steel operations, Mr. Bickford held increasing leadership roles within New Millennium since 2003, gaining broad-based commercial, operational, and strategic leadership experience within the company’s steel fabrication platform. Mr. Bickford’s leadership roles included engineering, commercial, and marketing responsibilities, including a General Manager position leading the Virginia steel fabrication facility from 2013 to 2021. Mr. Bickford earned a bachelor’s degree in civil engineering from Ohio University.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact: Investor Relations — +1.260.969.3500